Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of AmeriGas Partners, L.P. for the registration of debt securities and to the incorporation by reference therein of our reports dated November 25, 2015, with respect to the consolidated financial statements and schedules of AmeriGas Partners, L.P., and the effectiveness of internal control over financial reporting of AmeriGas Partners, L.P., included in its Annual Report (Form 10-K, as amended) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 17, 2016